Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

David Schummers

Director of Investor Relations

408-548-6500

dschummers@kyphon.com

Kyphon Reports Third Quarter 2003 Financial Results

SUNNYVALE, Calif., October 29, 2003 – Kyphon Inc. (Nasdaq: KYPH) today announced financial results for the three-month period ended September 30, 2003.

For the quarter, the Company reported sales of $35.1 million and net income of $4.7 million, or $0.11 per fully-diluted share, on a GAAP basis. This compares to sales of $20.7 million and a net loss of $11.6 million, or $0.32 per diluted share, reported in the same period of 2002. The Company’s net loss for the third quarter of 2002 included a $12.3 million purchased in-process research and development write-off related to a patent right acquisition from Bonutti Research.

“We are pleased with both our financial and operational performance during the third quarter,” commented Richard Mott, president and chief executive officer of Kyphon. “Over the past several months, we achieved a number of significant operational milestones in our business, including a series of new product launches at two major surgeon conferences, growth in our surgeon training program, and progress in the reimbursement environment for our products.

“As encouraged as I am about this progress, I am significantly more energized about our future growth opportunities. I firmly believe that we are taking the appropriate and necessary steps to further build the foundation for our long term growth in the minimally invasive spine market. Our primary goals over the coming quarters will be to expand our primary care physician efforts, continue our focus on new product development—including our biomaterials program in Europe—and further our business development and geographic expansion efforts,” concluded Mott.

Financial Outlook

For the full year 2003, the Company is currently planning for total sales in the range of $127.5 million to $128.5 million and earnings per fully-diluted share in the range of $0.29 to $0.31 on an ongoing GAAP basis.

Earnings Call Information

Kyphon will host a conference call on Wednesday, October 29, 2003 at 2:00 p.m. Pacific Time to discuss its third quarter results. A live Webcast of the call will be available from the Company’s corporate website at www.kyphon.com. An audio replay of the call will also be available beginning from 5:00 p.m. Pacific Time on Wednesday, October 29, 2003 until 9:00 p.m. Pacific Time on Monday, November 3, 2003. To access the replay, dial (888) 203-1112 (U.S) or (719) 457-0820 (International) and enter the confirmation number 575092.

About Kyphon

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technology. The Company’s initial marketing focus is on surgeons who repair spine fractures caused by osteoporosis. Kyphon’s first commercial products, comprising its

KyphX® line of instruments, utilize a proprietary balloon technology to help repair fractures during minimally-invasive spine surgeries.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning our full year 2003 financial sales and profit forecasts, our ability to expand our direct sales organization and to increase demand for our existing products, expand geographically, and successfully introduce new products are forward-looking statements within the meaning of the safe harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Our quarterly financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors Affecting Operations and Future Results,” commencing on page 15 of Kyphon’s quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 14, 2003. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Kyphon and KyphX are registered trademarks of Kyphon Inc.

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(Tables to follow)

KYPHON INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$35,145	$20,744	$91,363	$53,577
Cost of goods sold	4,591	2,847	11,891	7,510

Gross profit	30,554	17,897	79,472	46,067

Operating expenses:
Research and development	4,186	2,799	11,232	7,128
Sales and marketing	17,259	11,345	48,269	30,980
General and administrative	4,174	3,478	11,534	8,857
Purchased in-process research and development	—	12,250	636	12,250

Total operating expenses	25,619	29,872	71,671	59,215

Income (loss) from operations	4,935	(11,975)	7,801	(13,148)
Interest income (expense) and other, net	277	348	771	(3,108)

Net income (loss) before income taxes	5,212	(11,627)	8,572	(16,256)
Provision for income taxes	500	—	500	—

Net income (loss)	$4,712	$(11,627)	$8,072	$(16,256)

Net income (loss) per share:
Basic	$0.12	$(0.32)	$0.21	$(0.82)

Diluted	$0.11	$(0.32)	$0.19	$(0.82)

Weighted-average shares outstanding:
Basic	38,767	36,741	38,140	19,944

Diluted	42,539	36,741	41,604	19,944

KYPHON INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands, except per share amounts)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$53,523	$49,867
Investments	20,683	21,224
Accounts receivable, net	20,344	13,934
Inventories	6,530	4,416
Prepaid expenses and other current assets	3,179	4,073

Total current assets	104,259	93,514

Investments	5,604	3,212
Property and equipment, net	5,057	4,265
Goodwill and other intangible assets, net	4,145	—
Other assets	783	533

Total assets	$119,848	$101,524

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,657	$2,518
Accrued liabilities	7,815	7,492

Total current liabilities	11,472	10,010

Stockholders’ equity:
Common stock, $0.001 par value per share	39	37
Additional paid-in capital	166,802	163,354
Treasury stock, at cost	(201)	(201)
Deferred stock-based compensation, net	(7,446)	(11,947)
Accumulated other comprehensive income	1,141	302
Accumulated deficit	(51,959)	(60,031)

Total stockholders’ equity	108,376	91,514

Total liabilities and stockholders’ equity	$119,848	$101,524